Exhibit 99.1

May 1, 2015

Notice Of Optional Full Redemption

To the Holders of the

CNL Lifestyle Properties, Inc.

7.250% Senior Notes due 2019

CUSIP 18975FAC3

NOTICE IS HEREBY BEING GIVEN BY CNL LIFESTYLE PROPERTIES, INC., THAT, with respect to the 7.250% Senior Notes due April 15, 2019 (the “Notes”) and in accordance with Paragraph 5 of the Notes and Article 3 of the Indenture dated as of April 5, 2011, as amended (as so amended, the “Indenture”), among CNL Lifestyle Properties, Inc., as issuer (the “Company”), the guarantors party thereto, and Wilmington Trust, National Association (as successor to Wilmington Trust FSB) (“Trustee”), the Company has elected to redeem the Notes on June 1, 2015 (the “Redemption Date”). The redemption price will be 103.625% of the aggregate principal amount of the Notes, together with accrued and unpaid interest thereon to the Redemption Date (the “Redemption Price”). All capitalized terms not otherwise defined herein shall have the meaning given to them in the Indenture.

The redemption is to occur according to Section 3.07(d) of the Indenture following the procedures for such redemption in Article III of the Indenture. On the Redemption Date, the Redemption Price will become due and payable on the Notes. Unless the Company shall default in the payment of the Redemption Price, interest on the Notes will cease to accrue on and after the Redemption Date and the only remaining right of the holders of the Notes after such date will be to receive payment of the Redemption Price upon surrender of the Notes to the Paying Agent; subject, however, to the provisions of Section 3.8 of the Indenture.

Pursuant to Section 3.05 of the Indenture, on the Business Day prior to the Redemption Date, the Company will irrevocably deposit the Redemption Price (the “Redemption Funds”) with the Trustee in trust for application by the Paying Agent on or after the Redemption Date in accordance with the Indenture. Notes called for redemption must be surrendered (or transferred by book-entry transfer) to the Paying Agent, as defined in the Indenture, to collect the Redemption Price. The address of the Paying Agent is:

Wilmington Trust, National Association

50 Sixth South Street, Suite 1290

Minneapolis, MN 55402

This Notice of Redemption constitutes the notice required by Section 3.03 of the Indenture.

Exhibit 99.1

All statements herein are statements of the Issuer, and the Trustee makes no representations with respect to this Notice of Redemption, the Redemption Price, the correctness or accuracy of the CUSIP number printed on the Notes or this Notice of Redemption or any other provision hereunder and shall have no liability with respect to the foregoing. All calculations of amounts payable upon the redemption (including any premium) are the responsibility of the Company and not the Trustee.

CNL LIFESTYLE PROPERTIES, INC.